AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT (the "Plan") is made this_______day of may, 1996, between Idaho Silver, Inc., an Idaho corporation ("ISI"), Florida Precision Aerospace, Inc., a Florida corporation ("FPAI"), and the persons listed in Exhibit A hereof (the "Stockholders"), being the owners of record of all of the issued and outstanding stock of FPAI.

         ISI wishes to acquire all of the issued and outstanding stock of FPAI in exchange for stock of ISI in a transaction qualifying as a tax-free exchange pursuant to Section 368(a)(I)(B) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED.

                                   Section 1

                               Exchange of Stock

         1.1 Number of Shares. The Stockholders agree to transfer to ISI at the Closing 100% of the outstanding shares of FPAI listed in Exhibit A attached hereto and incorporated herein by reference (the "FPAI Shares") in exchange for an aggregate total of 10,000,000 post-split shares of $0.001 par value "unregistered" and "restricted" common voting stock of ISI (to represent approximately 97% of the outstanding voting securities of ISI at the time of Closing), all of such shares of common voting stock to be issued as follows, to-wit:

         (a) At the Closing, ISI shall deliver to the Stockholders' representative designated in Section 10 hereof one stock certificate representing 5,631,584 "unregistered" and "restricted" pre-split shares of ISI common stock, in trust for the Stockholders, pending the reverse split of ISI's common stock and the increase in the authorized capital of ISI in accordance with Section 1.4 herein.

         (b) Promptly following the above-referenced reverse split and increase in the authorized capital of ISI, the Stockholders' Representative shall tender the certificate issued to him in accordance with Section 1.1(a) to ISI's transfer agent for reissuance and ISI shall direct its transfer agent to transfer such stock certificate and issue an additional 9,436,841 "unregistered" and "restricted" post-split shares of common stock of ISI, all to be transferred or issued to the Stockholders on a pro rata basis in accordance with the numbers shown opposite their respective names in Exhibit A;

Provided, however, the Closing of the Plan may take place if less than 100% of the Stockholders adopt, ratify and approve the Plan, so long as Stockholders owning not less than 80% of the FPAI Shares adopt, ratify and approve the Plan.

         1.2 Delivery of Certificates by Stockholders. The transfer of the FPAI Shares by the Stockholders shall be effected by the delivery to ISI at the Closing of stock certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures witnessed or guaranteed to the satisfaction of ISI and FPAI and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Stockholders' expense.

         1.3 Further assurances. At the Closing and from time to time thereafter, the Stockholders shall execute such additional instruments and take such other action as ISI may request in order to exchange and transfer clear title and ownership in the FPAI Shares to ISI.

         1.4 Changes in Capitalization and name. As soon after the Closing as is practicable, the stockholders of ISI shall have adopted all resolutions required or necessary to effect a reverse split of the pre-Plan outstanding shares of common stock of ISI so that the post-split pre-Plan outstanding shares of common stock of ISI shall amount to 436,842 shares, more or less, depending upon rounding resulting from the reverse split, and increasing the authorized capital of ISI to 50,000,000 shares and reducing the par value of the ISI common voting stock from $0.10 to $0.001 per share, with appropriate adjustments in the stated capital and additional paid in capital accounts of ISI; and to change the name of ISI to "Enviro Voraxial Technology, Inc." The prompt adoption of such resolutions shall be a condition subsequent to the obligations of FPAI and the Stockholders under this Plan, and a special meeting of the stockholders of ISI shall be called and held for these purposes on or before May 24, 1996, at such time and place as the newly designated directors of ISI shall agree.

         1.5 Resignations of Present Directors and Executive Officers and Designation of New Directors and Executive Officers. On Closing, the present directors and executive officers of ISI shall resign, in seriatim, and designate the directors and executive officers of FPAI to serve in their place and stead, until the next respective annual meetings of the stockholders and the Board of Directors of ISI, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

         1.6 Assets and Liabilities of ISI at Closing. ISI shall have no liabilities at Closing, and all costs incurred by ISI incident to the plan shall have been paid or satisfied.

                                   Section 2

         The Closing contemplated by Section 1.1 shall be held at the Deerfield Beach Hilton, 100 Fairway Drive, Deerfield Beach, Florida, on May 7, 1996, unless another place or time is agreed upon in writing by the parties. The Closing may be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives.

                                   Section 3

         ISI represents and warrants to, and covenants with, the Stockholders and FPAI as follows:

         3.1 Corporate Status. ISI is a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary (Idaho only). ISI is a publicly company, having lawfully offered and sold a portion of its securities in accordance with applicable federal and state securities laws, rules and regulations (Idaho and Washington), through an Offering Circular dated October 15, 1966, and revised on July 25, 1967. There is presently no "established trading market" for these or any other securities of ISI; however, ISI has obtained a listing on the OTC Bulleting Board of the National Association of Securities Dealers, Inc., under the symbol "IHOS".

         3.2 Capitalization. The authorized capital stock of ISI consists of 10,000,000 shares of common voting stock, having a par value of $0.10 per share, of which 4,368,416 shares are issued and outstanding, all fully paid and non-assessable; there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of ISI.

         3.3 Financial Statements. The financial statements of ISI furnished to the Stockholders and FPAI, consisting of a balance sheet dated December 31, 1995, and 1994 and 1993, and a related statement of income for the periods then ended, attached hereto as Exhibit B and incorporated herein by reference, are correct and fairly present the financial condition of ISI at such dates and for the periods involved; such statements were prepared in accordance with generally accepted accounting principles consistently applied, and no material change has occurred in the matters disclosed therein, except as indicated in Exhibit C, which is attached hereto and incorporated herein by reference.

         3.4 Undisclosed Liabilities. ISI has no liabilities of any nature except to the extent reflected or reserved against in its balance sheet, whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit C.

         3.5 Interim Changes. Since the date of its balance sheet, except as set forth in Exhibit C, there have been no (1) changes in financial condition, assets, liabilities or business or ISI which, in the aggregate, have been materially adverse; (2) damages, destruction or losses of or to property of ISI, payments of any dividend or other distribution in respect of any class of stock of ISI, or any direct or indirect redemption, purchase or other acquisition of any class of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to employees.

         3.6 Title to Property. ISI has good and marketable title to all properties and assets, real and personal, reflected in its balance sheet, and the properties and assets of ISI are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein or in Exhibit C, with respect to which no default exists.

         3.7 Litigation. There is no limitation or proceeding pending, or to the knowledge of ISI, threatened, against or relating to ISI, its properties or business, except as set forth in Exhibit C. Further, no officer, director or person who may be deemed to be an affiliate of ISI is party to any material legal proceeding which could have an adverse effect on ISI (financial or otherwise), and none is party to any action or proceeding wherein and has an interest adverse to ISI.

         3.8 Books and Records. From the date of this Plan to the Closing, ISI will (1) give to the Stockholders and FPAI or their respective representatives full access during normal business hours to all of its offices, books, records contracts and other corporate documents and properties so that Stockholders and FPAI or their representatives may inspect and audit them; and (2) furnish such information concerning the properties and affairs of ISI as the Stockholders and FPAI or their respective representatives may reasonably request.

         3.9 Tax Returns. ISI has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extentions of the required filing dates.

         3.10 Confidentiality. Until the Closing (and thereafter if there is no closing), ISI and its representatives will keep confidential any information which they obtain from the Stockholders or from FPAI concerning the properties, assets and business of FPAI. if the transactions contemplated by this Plan are not consummated by May 7, 1996, ISI will return to FPAI all written matter with respect to FPAI obtained by ISI in connection with the negotiation or consummation of this Plan.

         3.11 Investment intent. ISI is acquiring the FPAI Shares to be transferred to it under this Plan for investment and not with a view to the sale of distribution thereof, and ISI has no commitment or present intention to liquidate FPAI or to sell or otherwise dispose of the FPAI Shares.

         3.12 Corporate Authority. ISI has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to the Stockholders and FPAI or their representatives at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance.

thereunder, and the directors adopting and delivering such resolutions are the duly elected and incumbent directors of ISI.

         3.13 Due Authorization. Execution of this Plan and performance by ISI hereunder has been duly authorized by all requisite corporate action on the part of ISI, and this Plan constitutes a valid and binding obligation of ISI and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of ISI.

         3.14 Environmental Matters. ISI has no knowledge of any assertion by any governmental agency of other regulatory authority of any environmental lien or action, or of any cause for any such lien or action.

                                   Section 4

       Representations, warranties and Covenants of FPAI and Stockholders

         FPAI and Stockholders represent and warrant to, and covenant with ISI as follows:

         4.1 FPAI Shares. The Stockholders are the record and beneficial owners of the FPAI Shares, free and clear of adverse claims of third parties; and Exhibit A correctly sets forth the names, addresses and number of shares of FPAI owned by each of the Stockholders.

         4.2 Corporate Status. FPAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         4.3 Capitalization. The authorized capital stock of FPAI consists of 10,000,000 shares of common voting stock, having no par value, of which all 10,000,000 shares are issued and outstanding, all fully paid and non-assessable; there are no outstanding options, warrants or calls pursuant to which any person has the right to purchase any authorized and unissued capital stock of FPAI.

         4.4 Financial Statements. The financial statements of FPAI furnished to ISI, consisting of balance sheets for the calendar years ended December 31, 1994 and 1995, and related statements operations, stockholders' equity and cash flows for the periods then ended, attached hereto as Exhibit D and incorporated herein by reference, are correct and fairly present the financial condition of FPAI as of that date and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

         4.5 Undisclosed Liabilities. FPAI has no material liabilities of any nature except to the extent reflected or reserved against in the balance sheet, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as set forth in Exhibit E attached hereto and incorporated herein by reference.

         4.6 Interim Changes. Since the date of its balance sheet, except as set forth in Exhibit E, there have been no (1) changes in the financial condition, assets, liabilities or business of FPAI which, in the aggregate, have been materially adverse; (2) damages, destruction or loss of or to the property of FPAI, payment of any dividend or other distribution in respect of the capital stock of FPAI, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (3) increases paid or agreed to in the compensation, retirement benefits or other commitments to employees.

         4.7 Title to property. FPAI has good and marketable title to all properties and assets, real and personal, proprietary or otherwise, reflected in its balance sheet, and the properties and assets of FPAI are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein or in Exhibit E, with respect to which no default exists.

         4.8 Litigation. There is no litigation or proceeding pending, or to the knowledge of FPAI, threatened, against or relating to FPAI, its properties or business, except as set forth in Exhibit E. Further, no officer, director or person who may deemed to be an affiliate of FPAI is party to any material legal proceeding which could have an adverse affect on FPAI (financial or otherwise), and none is party to any action or proceeding wherein any has an interest adverse to FPAI.

         4.9 Books and Records. From the date of this Plan to the Closing, the Stockholders will cause FPAI to (1) give to ISI and its representatives full access during normal business hours to all of its offices, books records, contracts and other corporate documents and properties so that ISI may inspect and audit them; and (2) furnish such information concerning the properties and affairs of FPAI as ISI may reasonably request.

         4.10 Tax returns. FPAI has filed all federal and state income or franchise tax returns required to be filed or has received currently effective extentions of the required filing dates.

         4.11 Confidentiality. Until the Closing (and continuously if there is no Closing), the Stockholders and their representatives will keep confidential any information which they obtain from ISI concerning its properties, assets and business. If the transactions contemplated by this Plan are not consummated by may 7, 1996, the Stockholders will return to ISI all written matter with respect to ISI obtained by them in connection with the negotiation or consummation of this Plan.

         4.12 Investment Intent. The stockholders are acquiring the shares to be delivered to them under this Plan for investment and not with a view to the sale or distribution thereof, and the Stockholders have no commitment or present intention to liquidate the Company or to sell or otherwise dispose of the ISI stock. The Stockholders shall execute and deliver to ISI on the Closing an Investment Letter attached hereto as Exhibit F and incorporated herein by reference, acknowledging the "unregistered" and "restricted" nature of the securities of the ISI being received under the Plan in exchange for the FPAI Shares, and receipt of certain material information regarding ISI.

         4.13 Corporate Authority. FPAI has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to ISI or its representative at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.


         4.14 Due Authorization. Execution of this plan and performance by FPAI hereunder has been duly authorized by all requisite corporate action on the part of FPAI, and this Plan constitutes a valid and binding obligation of FPAI and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of FPAI.

         4.15 Environmental Matters. FPAI has no knowledge of any assertion by any governmental agency of other regulatory authority of any environmental lien or action, or of any cause for any such lien or action.

                                   Section 5

          Conditions Precedent to Obligations of Stockholders and FPAI

         All obligations of the Stockholders and FPAI under this Plan are subject, at their opinion, to the fullfillment, before or a the Closing, of each of the following conditions:

         5.1 Representations and warranties true at Closing. The representations and warranties of ISI contained in this plan shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall service the Closing.

         5.2 Due performance. ISI shall have performed and complied with all the terms and conditions required by this Plan to be performed or complied with by it before the Closing.

         5.3 Officers' Certificate. The Stockholders shall have been furnished with a certificate signed by the president of ISI, in his capacity as President and personally, attached hereto as Exhibit G attached hereto and incorporated herein by reference, dated as of the Closing, certifying (1) that all representations and warranties of ISI contained herein are true and correct; and
(2) that since the date of the financial statements (Exhibit B hereto) there has been no material adverse change in the financial condition, business or properties of ISI taken as a whole.

         5.4 Opinion of Counsel of ISI. The Stockholders shall have received an opinion of counsel for ISI, dated as of the Closing, to the effect that (1) the representations of Section 3.1, 3.2 and 3.12 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 3.5, 3.6 or 3.7; and (3) the shares of ISI to be issued to the Stockholders under this Plan will, when so issued, validly issued, fully paid and non-assessable.

         5.5. Changes in Capitalization. As soon after the Closing as is practicable, the stockholders of ISI shall adopt all resolutions required or necessary to (1) effect a reverse split of the pre-Plan outstanding shares of common stock of ISI so that the post-split pre-Plan outstanding shares of common stock of ISI shall amount to 436,842 shares, more or less, depending upon rounding resulting from the reverse split; (2) increase the authorized capital of ISI from 10,000,000 shares to 50,000,000 shares; (3) decrease the par value of the ISI commons stock from $0.10 per share to $0.001 per share, with appropriate adjustments in the stated capital and additional capital accounts of ISI; and (4) change the name of ISI to "Enviro Voraxial Technology." The prompt adoption of such resolutions shall be a condition. Subsequent to the obliagtions of FPAI and the Stockholders under this Plan.

         5.6 Assets and Liabilities of ISI. ISI shall have no assets and liabilities at Closing, and all costs, expenses and fees incident to the Plan shall have been paid.

         5.7 Resignations of Present Directors and Executive Officers and Designation of new Directors and Executive Officers. The present directors and executive officers of ISI shall have resigned, in seriatim, and shall have designated the directors and executive officers of FPAI to serve in their place and stead, and until their respective successors shall be elected and qualified or until their respective prior resignations or terminations.

                                   Section 6

                   Conditions Precedent to Obligations of ISI

         All obligations of ISI under this Plan are subject, at its option, to the fulfillment, before or at the Closing, of each of the following conditions:

         6.1 Representations and warranties True at Closing. The Stockholders' and FPAI's representations and warranties contained in this Plan shall be deemed to have been made again at and as of the Closing and shall then be true in all material respects and shall service the Closing.

         6.2 Due Performance. The Stockholders and FPAI shall have performed and complied with all the terms and conditions required by this Plan to be performed or complied with by them before the Closing.

         6.3 Officer's and Stockholders' Certificate. ISI shall have been furnished with a certificate signed by the President of FPAI, in his capacity as President and Personally, attached hereto as Exhibit H and incorporated herein by reference, dated as of the Closing, certifying (1) that all representations and warranties of FPAI contained herein are true and correct; and (2) that since the date of the financial statements (Exhibit G) there has been no material adverse change in the financial condition, business or properties of FPAI taken as a whole.

         6.4 Opinion of Counsel of FPAI. ISI shall have received an opinion of counsel for FPAI, dated as of the Closing, to the effect that (1) the representations of Sections 4.2 and 4.13 are correct; (2) except as specified in the opinion, counsel knows of no inaccuracy in the representations in 4.6, 4.7 or 4.8; and (3) the FPAI Shares to be delivered to ISI under this Plan will, when so delivered, have been validly issued, fully paid and non-assessable, and will be free and clear of any liens or encumbrances.

         6.5 Books and Records. The Stockholders or the Board of Directors of FPAI shall have caused FPAI to make available all books and records of FPAI, including minute books and stock transfer records; provided, however, only to the extent requested in writing by ISI at Closing.

         6.6 Acceptance by Stockholders. The terms of this Plan shall have been accepted by the Stockholders of FPAI who own not less than 80% of the outstanding voting securities of FPAI as evidenced by their signatures on Exhibit F and each such Stockholder specifically waives any preemptive right each or any may have with respect to any FPAI Shares ever authorized or issued by FPAI, past, present, future or for any reason whatsoever. Any Stockholder accepting the terms of this Plan within 30 days of the date hereof shall be included herein.

                                   Section 7

                                  Termination

         Prior to Closing, this Plan may be terminated (1) by mutual consent in writing; (2) by either the Directors of ISI or the Stockholders and FPAI if there has been a material misrepresentation or material breach of any warranty or covenant by the other party; or (3) by either the Directors of ISI or the Stockholders and FPAI if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing, by the date fixed in
Section 2.

                                   Section 8

                          Stockholders' Representative

         The Stockholders hereby irrevocably designate and appoint Alberto Di Bella as their agent and attorney in fact ("Stockholders' Representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Plan and to take such other action on their behalf in connection with this Plan, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Stockholders under Section 1.1 hereof or increase the extent of their obligation to ISI hereunder, unless agreed in writing by the Stockholders of FPAI.

                                   Section 9

                               General Provisions

         9.1 Further Assurances. At any time, and from time to time, after the Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Plan.

         9.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         9.3 Brokers. Each party represents to the other parties hereunder that no broker or finder has acted for it in connection with this Plan, and agrees to indemnify and hold harmless the other parties against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

         9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

               If to ISI:               Idaho Silver, Inc.
                                        106 Cedar Street
                                        Wallace, Idaho 83873

               With a copy to:          James E. Scott, Esq. (Consultant)
                                        315 East Leland Road
                                        Pittsburg, California 94565-4981

               If to FPAI:              Florida Precision Aerospace, Inc.
                                        720 South Deerfield Ave.; Suite 4-5
                                        Deerfield Beach, Florida 33441

               With a copy to:          Leonard W. Burningham, Esq.
                                        455 East 500 South, Suite 205
                                        Salt Lake City, Utah 84111

               If to the Stockholders:  To the addresses listed on Exhibit A

         9.5 Entire Agreement. This Plan constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         9.6 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan.

         9.7 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Idaho, except to the extent pre-empted by federal law, in which event (and to that extent only), federal law shall govern.

         9.8 Assignment. This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided however, that any assignment by any party of its rights under this Plan without the prior written consent of the other parties shall be void.

         9.9 Counterparts. This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization effective the day and year first above written.

                                        IDAHO SILVER, INC.


                                        By /s/ Robert E. Anderson
                                        ------------------------
                                        Its President
                                        ------------------------

                                        FLORIDA PRECISION AEROSPACE, INC.

                                        By /s/ Alberto Di Bella
                                        ------------------------

                                        Its President
                                        ------------------------

                                   EXHIBIT A



                                                                      Number of Shares of
                                        Number of Shares                Stock of ISI
                                             Owned of                        to be
Name and Address                             FPAI                    Received in Exchange
----------------                             ----                    --------------------
Alberto Di Bella                         7,830,000                         7,830,000
3500 Bayview Drive
Ft. Lauderdale, Florida 33308

Harvey E. Richter                        2,000,000                         2,000,000
720 S. Deerfield Ave.
Deerfield Beach, Florida 33441

Agostino Di Bella                          100,000                           100,000
703 North Ave.
Westfield, New Jersey 07090

John A. Di Bella                            10,000                            10,000
703 North Ave.
Westfield, New Jersey 07090

Joseph R. Di Bella                          10,000                            10,000
10 Sandy Hill Rd.
Westfield, New Jersey 07090

Christopher J. Rotante                      10,000                            10,000
22 Ladik Place
Montvale, New Jersey 07645

Albert M. Di Bella, Jr.                     10,000                            10,000
3500 Bayview Drive
Ft. Lauderdale, Florida 33308

Laura M. Di Bella                           10,000                            10,000
3500 Bayview Drive
Ft. Lauderdale, Florida 33308

Adele Di Bella                              10,000                            10,000
3500 Bayview Drive
Ft. Lauderdale, Florida 33308

Nancy Van Winkle                            10,000                            10,000
1619 Lake Lorine Drive                      ------                            ------
Orlando, Florida 32808


TOTALS                                  10,000,000                        10,000,000

